Exhibit 99.1

News Release

Sanchez Energy Announces Fourth Quarter and

Full-Year 2016 Financial Results and Operations Update

HOUSTON--(GLOBE NEWSWIRE)--Feb. 22, 2017--Sanchez Energy Corporation (NYSE: SN), today announced operating and financial results for the fourth quarter and full-year 2016.  Highlights include:

•

Partnership with Blackstone Energy Partners (“Blackstone”) to acquire Anadarko Petroleum Corporation (NYSE: APC) (“Anadarko”) interests in the Western Eagle Ford for approximately $2.3 billion, subject to normal and customary closing conditions (the “Comanche Transaction”) announced January 12, 2017;

•

Active leasing program over the last twelve months resulted in the acquisition of 65,000 acres in the oil window of the Western Eagle Ford, and 45,000 acres in the dry gas window of the Western Eagle Ford;

•	Total 2016 production of 19.5 million barrels of oil equivalent (“MMBoe”), or approximately 53,350 barrels of oil equivalent per day (“Boe/d”), exceeded the Company’s 50,000 to 52,000 Boe/d guidance;

•	Year-end Proved Reserves increased by over 55% (excluding acquisitions and divestitures) to approximately 193 MMBoe, and generated an approximate 430% reserve replacement ratio;

•	Recent development and pilot wells de-risked the Upper Eagle Ford in Northwestern Catarina, thereby confirming the presence of this additional zone on the Comanche acreage;

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•

North Central Catarina Step-out appraisal pad continues to produce 10-15% above Western Stack type curve forecast with yields over 250 Bbl of liquids per MMcf of natural gas; derisking the eastern portion of the West Stack area;

•

Drilling and completion costs during 2016 at Catarina and Maverick averaged approximately $3.0 million per well, which included larger completion jobs at Catarina and Maverick during the second half of the year;

•	The Company’s 2017 capital budget is estimated between $425 and $475 million, including expected activity on the Comanche acreage beginning March 2017;

•	The Company reported net income of $48 million for the fourth quarter 2016;

•	For the year ended December 31, 2016, the Company reported a net loss of $273 million;

•

Fourth quarter 2016 revenues were approximately $126 million, an increase of approximately 15% percent when compared to the fourth quarter 2015; Adjusted revenue (a non-GAAP financial measure), inclusive of hedge settlement gains, was approximately $145 million during the fourth quarter 2016;

•	Full year 2016 revenues were approximately $431 million; Adjusted revenue (a non-GAAP financial measure), inclusive of hedge settlement gains, was approximately $567 million for the year;

•	Adjusted EBITDA (a non-GAAP financial measure) was approximately $79 million during the fourth quarter 2016;

•	Full year 2016 Adjusted EBITDA (a non-GAAP financial measure) was approximately $307 million;
•	On Feb. 6, 2017, the Company reinforced its strong liquidity position by closing the previously announced public equity offering, which resulted in net proceeds of approximately $136 million; and

•

As of Dec. 31, 2016, the Company had approximately  $800 million in liquidity, with approximately $500 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million.

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MANAGEMENT COMMENTS

“Starting in early 2016, we made the strategic decision to maintain high liquidity levels while operationally concentrating our efforts in the Western Eagle Ford, an area where we see considerable growth potential and impressive returns” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “We achieved excellent operating results in 2016 with average production of 53,350 Boe/d for the full year. The combination of low cost drilling operations and improving well performance has allowed us to unlock considerable value in our Western Eagle Ford position. This is evident in our ability to dramatically reduce capital spending in 2016, compared to 2015, and still execute our appraisal and development plans to maintain production levels and significantly increase proved reserves.  With the development and appraisal drilling over the last twelve months, we increased year-end reserves by over 55%, excluding acquisitions and divestitures, and generated an approximate 430% reserve replacement ratio.”

“We further enhanced our strong liquidity position through a series of strategic divestitures in 2016, including multiple transactions that stemmed from our relationship with Sanchez Production Partners, LP (“SPP”). The strong liquidity position provided us the financial flexibility to expand our footprint in the Western Eagle Ford, solidifying our position as one of the largest operators in the basin.  Over the last twelve months, we actively leased acreage to the north and south of Catarina, resulting in the addition of 65,000 acres in the Maverick area, located in the oil window of the Western Eagle Ford, and 45,000 acres in the Javelina area, located in the dry gas window of the Western Eagle Ford.  In January 2017, we announced the Comanche Transaction which includes approximately 33,500 Boe/d of net production at the time of announcement and over 4,000 gross identified Eagle Ford drilling locations.  The 132 (gross) drilled but uncompleted wells (“DUCs”) that will be acquired with the Comanche assets provide an opportunity to quickly ramp production and dramatically increase cash flow in the near term.  With rates of return expected to exceed 100 percent, we see this as an excellent use of capital in 2017 that we believe will lead to a significantly stronger balance sheet over a relatively short period of time.

“As we begin our 2017 drilling plans, we remain focused on the Catarina and Maverick areas of our asset base, along with the integration of the Comanche assets. New step out wells in South-Central and Northwestern Catarina have provided further definition on the extent of their fairways. Recent wells, along with a pilot-well drilled in North-Central Catarina, have confirmed the Upper

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Eagle Ford is extensive across the western side of Catarina.  During 2017, we anticipate bringing on production from approximately 32 net wells in South-Central Catarina, approximately 11 net wells with stacked development planned in Western Catarina, in addition to other drilling and completions operations in Catarina.  At Maverick, we intend to bring approximately 35 net wells online around Hauser and our other high rate of return leases.”

OPERATIONS UPDATE

The Company is currently running 2 rigs in Catarina and 2 rig in Maverick. As of Dec. 31, 2016, the Company had completed its 50 well annual drilling commitment at Catarina for the period from July 2016 through June 2017.  Upon closing of the Comanche Transaction, the Company expects to ramp up drilling activity on Comanche and exit the year running 5 rigs on the assets.

Drilling and completion costs in the fourth quarter 2016 averaged approximately $3.2 million per well at both Catarina and Maverick, which includes testing of larger completions and longer laterals during the quarter.  For the full-year 2016, average drilling and completion costs at Catarina and Maverick were approximately $3.0 million per well.

As of Dec. 31, 2016, the Company had 611 gross (473 net) producing wells with 25 gross (22 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	333	19
Maverick	85	—
Marquis	103	1
Palmetto	76	5
TMS / Other	14	—
Total	611	25

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the fourth quarter 2016 consisted of approximately 34 percent oil, 29 percent NGL, and 37 percent natural gas.  By asset area, Catarina, Marquis, Maverick, and Palmetto/TMS/Other comprised approximately 82 percent, 4 percent, 12 percent, and 2 percent, respectively, of the Company’s total fourth quarter 2016 production volumes.

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Revenues of approximately $126 million during the fourth quarter 2016 were up 15% compared to the fourth quarter 2015.  Hedge settlement gains totaled $20 million for the fourth quarter 2016.   Commodity price realizations during the fourth quarter 2016, including the impact of derivative instrument settlements, were $56.88 per barrel of oil, $18.81 per barrel of NGL and $3.25 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the fourth quarter and full-year 2016 are summarized in the table that follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Production:
Oil (MBbl)	1,534	1,793	6,371	7,165
Natural gas liquids (MBbl)	1,340	1,657	5,960	5,754
Natural gas (MMcf)	10,098	11,377	43,189	37,594
Total oil equivalent (MBoe)	4,557	5,347	19,529	19,184

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$45.14	$35.37	$37.95	$42.98
Natural gas liquids ($ per Bbl)	18.81	12.31	13.72	11.99
Natural gas ($ per Mcf)	3.10	2.26	2.50	2.63
Oil equivalent ($ per Boe)	$27.59	$20.49	$22.09	$24.80

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$56.88	$57.68	$55.37	$60.28
Natural gas liquids ($ per Bbl)	18.81	12.31	13.72	11.99
Natural gas ($ per Mcf)	3.25	2.74	3.07	3.12
Oil equivalent ($ per Boe)	$31.89	$28.99	$29.03	$32.23

Average unit costs per Boe:
Oil and natural gas production expenses	$7.89	$8.67	$8.43	$8.16
Production and ad valorem taxes	$1.22	$1.28	$1.01	$1.40
Depreciation, depletion, amortization and accretion	$6.98	$8.98	$8.18	$17.96
Impairment of oil and natural gas properties	$—	$—	$8.66	$71.15

(1)	Excludes the impact of derivative instrument settlements.
(2)	Includes the impact of derivative instrument settlements.

CAPITAL EXPENDITURES

Capital outflows related to capital expenditures incurred during the full-year 2016 totaled approximately $349.8 million.  The Company spent approximately 75.7 percent of its capital expenditures on drilling, completion, infrastructure, and G&G activities, 13.9 percent related to

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leasing and business development, and 10.4 percent related to our midstream joint ventures that were subsequently sold.

FINANCIAL RESULTS

The Company reported net income of $48.3 million for the fourth quarter 2016, which includes a non-cash mark-to-market loss on the value of the Company’s hedge portfolio of $55.4 million and a $112.3 million gain on an asset sale.

The Company reported Adjusted EBITDA of approximately $78.7 million and Adjusted Earnings of $9.5 million for the fourth quarter 2016, which compares to Adjusted Earnings of $2.0 million reported in the fourth quarter 2015.  Adjusted EBITDA and Adjusted Earnings (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

HEDGING UPDATE

The Company’s current hedge position is 7,000 Bbls/d of oil and 111,795 MMBtu/d of natural gas in 2017, 80,911 MMBtu/d of natural gas in 2018 and 20,000 MMBtu/d of natural gas in 2019.

LIQUIDITY AND CREDIT FACILITY

The Company had liquidity of approximately $800 million as of Dec. 31, 2016, which consisted of approximately $500 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million and a borrowing base of $350 million.  On Feb. 6, 2017 the Company received net proceeds of approximately $136 million in connection with the closing of its previously announced common equity offering.

SHARE COUNT

As of Dec. 31, 2016, the Company had 66.2 million total common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of Dec. 31, 2016 would have been 78.7 million.  For the three months ended Dec. 31, 2016, the weighted average number of unrestricted common shares used to calculate net loss attributable to common

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stockholders per common share, basic and diluted, which are determined in accordance with GAAP, was 59.3 million. On Feb. 6, 2017 the Company closed on its previously announced common equity offering and issued an additional 11.5 million common shares.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Wednesday, Feb. 22, 2017, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:

http://edge.media-server.com/m/p/bdc66442/lan/en.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 335,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the anticipated closing of the transaction, the expected financial and operational results of the Comanche assets, and the expected synergies and benefits related to the Comanche Transaction. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their

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negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to our inability to close the Comanche Transaction, the failure of the acquired assets and our joint ventures to perform as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES:
Oil sales	$69,257	$63,417	$241,766	$307,971
Natural gas liquid sales	25,209	20,409	81,744	69,011
Natural gas sales	31,269	25,706	107,816	98,797
Total revenues	125,735	109,532	431,326	475,779
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	35,958	46,362	164,567	156,528
Production and ad valorem taxes	5,581	6,859	19,633	26,870
Depreciation, depletion, amortization and accretion	31,801	48,031	159,760	344,572
Impairment of oil and natural gas properties	—	—	169,046	1,365,000
General and administrative (inclusive of stock-based compensation expense of $11,065 and ($1,093), respectively, for the three months ended December 31, 2016 and 2015, and $37,090 and $14,831, respectively, for the year ended December 31, 2016 and 2015)	39,682	14,870	110,081	74,160
Total operating costs and expenses	113,022	116,122	623,087	1,967,130
Operating income (loss)	12,713	(6,590)	(191,761)	(1,491,351)
Other income (expense):
Interest income	227	193	856	442
Other income (expense)	330	(552)	134	(2,605)
Gain on disposal of assets	112,294	—	112,294	—
Interest expense	(31,748)	(31,899)	(126,973)	(126,399)
Earnings from equity investments	312	—	3,466	—
Net gains (losses) on commodity derivatives	(35,796)	61,336	(53,149)	172,886
Total other income (expense)	45,619	29,078	(63,372)	44,324
Income (loss) before income taxes	58,332	22,488	(255,133)	(1,447,027)
Income tax expense	384	—	1,825	7,600
Net income (loss)	57,948	22,488	(256,958)	(1,454,627)
Less:
Preferred stock dividends	(4,032)	(4,035)	(15,993)	(16,008)
Net income allocable to participating securities	(5,596)	(1,317)	—	—
Net income (loss) attributable to common stockholders	$48,320	$17,136	$(272,951)	$(1,470,635)

Net income (loss) per common share - basic	$0.82	$0.30	$(4.63)	$(25.70)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic	59,252	57,490	58,900	57,229

Net income (loss) per common share - diluted	$0.73	$0.30	$(4.63)	$(25.70)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - diluted	71,772	57,490	58,900	57,229

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$501,917	$435,048
Oil and natural gas receivables	41,057	30,668
Joint interest billings receivables	496	1,259
Accounts receivable - related entities	6,401	3,697
Fair value of derivative instruments	—	172,494
Deferred tax asset	—	—
Other current assets	12,934	23,452
Total current assets	562,805	666,618
Oil and natural gas properties, at cost, using the full cost method:
Proved oil and natural gas properties	3,164,115	2,914,867
Unproved oil and natural gas properties	231,424	253,529
Total oil and natural gas properties	3,395,539	3,168,396
Less: Accumulated depreciation, depletion, amortization and impairment	(2,736,951)	(2,412,293)
Total oil and natural gas properties, net	658,588	756,103

Other assets:
Fair value of derivative instruments	—	5,789
Investments (Investment in SPP measured at fair value of $26.8 million and $0 as of December 31, 2016 and 2015, respectively)	39,656	49,985
Other assets	25,231	22,809
Total assets	$1,286,280	$1,501,304
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,076	$4,184
Other payables	2,251	2,004
Accrued liabilities:
Capital expenditures	35,154	51,983
Other	82,458	69,974
Deferred premium liability	2,079	24,548
Fair value of derivative instruments	31,778	—
Other current liabilities	22,201	14,813
Total current liabilities	176,997	167,506
Long term debt
Long term debt, net of premium, discount and debt issuance costs	1,712,767	1,705,927
Asset retirement obligations	25,087	25,907
Fair value of derivative instruments	3,236	—
Other liabilities	64,333	58,133
Total liabilities	1,982,420	1,957,473
Commitments and contingencies (Note 16)
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of December 31, 2016 and 2015 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 and 3,532,330 shares issued and outstanding as of December 31, 2016 and 2015 of 6.500% Convertible Perpetual Preferred Stock, Series B, respectively)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 66,156,378 and 61,928,089 shares issued and outstanding as of December 31, 2016 and 2015, respectively)	670	619
Additional paid-in capital	1,112,397	1,079,513
Accumulated deficit	(1,809,260)	(1,536,354)
Total stockholders' deficit	(696,140)	(456,169)
Total liabilities and stockholders' deficit	$1,286,280	$1,501,304

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDA

Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDA (in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$57,948	$22,486	$(256,958)	$(1,454,627)
Plus:
Interest expense	31,748	31,899	126,973	126,399
Net losses (gains) on commodity derivative contracts	35,796	(61,336)	53,149	(172,886)
Net settlements received on commodity derivative contracts (1)	19,602	45,487	135,600	142,468
Depreciation, depletion, amortization and accretion	31,801	48,031	159,760	344,572
Impairment of oil and natural gas properties	—	—	169,046	1,365,000
Stock-based compensation expense	11,065	(1,093)	37,090	14,831
Acquisition and divestiture costs included in general and administrative	6,575	3,814	8,130	3,814
Write off of joint venture receivable, non-recurring	—	—	—	2,251
Income tax expense	384	—	1,825	7,600
Less:
Gain on disposal of assets	(112,294)	—	(112,294)	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,086)	(14,812)	(3,086)
Interest income	(227)	(192)	(856)	(441)

Adjusted EBITDA	$78,696	$86,010	$306,653	$375,895

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Earnings

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

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	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$57,948	$22,488	$(256,958)	$(1,454,627)
Less: Preferred stock dividends	(4,032)	(4,035)	(15,993)	(16,008)
Net income (loss) attributable to common shares and participating securities	53,916	18,453	(272,951)	(1,470,635)
Plus:
Non-cash preferred stock dividends associated with conversion	—	48	—	48
Non-cash write off of joint venture receivables	—	—	—	2,251
Net losses (gains) on commodity derivatives contracts	35,796	(61,336)	53,149	(172,886)
Net settlements received (paid) on commodity derivative contracts (1)	19,602	45,487	135,600	142,468
Impairment of oil and natural gas properties	—	—	169,046	1,365,000
Stock-based compensation expense	11,065	(1,093)	37,090	14,831
Acquisition and divestiture costs included in general and administrative	6,575	3,814	8,130	3,814
Gain on disposal of assets	(112,294)	—	(112,294)	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,086)	(14,812)	(3,086)
Tax impact of adjustments to net income (loss) (2)	(307)	(85)	260	12,385
Adjusted Earnings (Loss)	10,651	2,202	3,218	(105,810)
Adjusted Earnings (Loss) allocable to participating securities (3)	(1,106)	(157)	(316)	—
Adjusted Earnings (Loss) attributable to common stockholders	$9,545	$2,045	$2,902	$(105,810)

Weighted average number of shares used to calculate income (loss) attributable to common stockholders - basic and diluted	59,252	57,490	58,900	57,229

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2)	The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Earnings (Loss).
(3)	The Company's restricted shares of common stock are participating securities.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Revenue

We present Adjusted Revenue in addition to our reported Revenue in accordance with U.S. GAAP. The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and total revenues.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Total Revenues	$125,735	$109,532	$431,326	$475,779
Net settlements received on commodity derivative contracts (1)	19,602	45,487	135,600	142,468
Adjusted Revenue	$145,337	$155,019	$566,926	$618,247

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

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